Amalgamated Financial Corporation Welcomes Steven S. SaLoutos and Tony Wells to its Board of Directors NEW YORK, NY – July 1, 2025 – (GlobeNewswire) - Amalgamated Financial Corp. (“Amalgamated” or the “Company”) (Nasdaq: AMAL), today announced the addition of two new board members to their Board of Directors, Steven SaLoutos and Tony Wells. They will also serve on the Board of Directors of Amalgamated Bank. “We are thrilled to welcome Steven and Tony to our Board of Directors,” said Lynne Fox, Chair of the Board. “Our board has always included industry experts who know that profitability and social impact are not mutually exclusive. Steven and Tony have demonstrated this throughout their respective careers, and we know that they both will make valuable contributions to our board and future growth.” Mr. SaLoutos brings extensive expertise in the banking industry and a strong background in directorship. He is presently the Chief Financial Officer of ProSight Financial Association, following a distinguished 38-year career at U.S. Bank, N.A. His most recent position there was Executive Vice President and Midwest Regional Executive in Consumer and Business Banking. An active community supporter, Mr. SaLoutos is a member and former Chairperson of Wisconsin Women Business Initiative Corporation (WWBIC), a Community Development Financial Institution (CDFI) focused on startup and early-stage business lending for and education of women and minority-owned businesses throughout Wisconsin. Mr. SaLoutos holds a BBA degree from the University of Wisconsin- Whitewater, and an MBA, from the University of Wisconsin-Madison. Mr. Wells brings nearly four decades of executive leadership across highly regulated industries including banking, payment services, telecommunications, and energy. He currently serves as a Venture Partner at AZ-VC, Arizona’s largest venture capital fund, and sits on the boards of publicly traded Nexstar Media Group (NASDAQ: NXST), Yelp (NYSE: YELP) and private ad-tech company TripleLift. Previously, Mr. Wells served as Chief Media Officer at Verizon from 2021 to 2023, and as a senior marketing executive at USAA from 2017 to 2021, culminating in his role as Chief Brand Officer. While at USAA, he also chaired both the USAA Foundation and the USAA Education Foundation, advancing initiatives in financial literacy, diversity, and customer trust. A former Marine Corps infantry officer, Mr. Wells holds a B.S. from the United States Naval Academy and a Management Certificate from Johns Hopkins University Carey School of Business. “Both men bring a wealth of expertise across multiple industries and disciplines, along with powerful strategic perspectives. Their insights will be invaluable as we continue to accelerate our growth and expand our impact.” said Priscilla Sims Brown, CEO of Amalgamated Bank “The passion and purpose they've demonstrated align with those of Amalgamated, and we are excited to welcome them as valued members of our board.” About Amalgamated Financial Corp: Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of five branches across New York

City, Washington D.C., and San Francisco, and a commercial office in Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country's oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of March 31, 2025, our total assets were $8.3 billion, total net loans were $4.6 billion, and total deposits were $7.4 billion. Additionally, as of March 31, 2025, our trust business held $35.7 billion in assets under custody and $14.2 billion in assets under management. Investor Contact: Jamie Lillis Solebury Strategic Communications shareholderrelations@amalgamatedbank.com 800-895-4172